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                                                                    EXHIBIT 99.1

CONTACTS:

MEDIA:     JUDY CORMAN (212) 343-6833
INVESTORS: RAY MARCHUK (212) 343-6741

               SCHOLASTIC REPORTS SECOND QUARTER FINANCIAL RESULTS IMPROVED PERFORMANCE IN SCHOOL BOOK CLUBS AND FAIRS

NEW YORK, December 17, 2003 -- Scholastic Corporation (NASDAQ: SCHL) today announced second quarter results consistent with its plan to improve earnings and cash flow in Fiscal 2004.

For the quarter ended November 30, 2003, Scholastic reported revenue of $699.0 million and net income of $66.7 million, or $1.67 per diluted share, compared to revenue of $660.3 million and net income of $75.0 million, or $1.85 per diluted share, in the corresponding year-ago quarter. For the first six months of Fiscal 2004, Scholastic reported revenue of $1,174.4 million and net income of $41.9 million, or $1.05 per diluted share, compared to revenue of $967.2 million and net income of $30.4 million, or $0.75 per diluted share, in the similar year-ago period.

"During the second quarter, results improved in our core school-based distribution channels, with revenue increases of 16% in Book Clubs and 5% in Book Fairs," said Richard Robinson, Chairman, President and CEO. "We also experienced revenue gains of 16% in International and 13% in Educational Publishing. Year to date, we have achieved more than half our $40 million Fiscal 2004 cost savings plan, and cash flow has increased significantly due to better first half results and lower capital expenditures. We're pleased with our performance so far this year and we are on track to achieve our profit and cash flow goals for Fiscal 2004."

As part of its plan for Fiscal 2004, the Company had anticipated lower profits for the second quarter compared to the prior year quarter, primarily due to lower Trade revenue, based largely on the timing of HARRY POTTER(R) sales, which were concentrated in the second quarter of the prior fiscal year and in the first quarter of the current fiscal year. Lower results in Continuity Programs, due primarily to higher bad debt, also contributed to the decline in profits. These declines were partially offset by improved profits in School Book Clubs and School Book Fairs and in International.

                         SECOND QUARTER SEGMENT ANALYSIS

CHILDREN'S BOOK PUBLISHING & DISTRIBUTION. Revenue increased 3% to $450.4 million compared to $438.3 million in the year ago quarter. Book Club revenue grew on more orders, helped in part by the July 2003 acquisition of selected assets of Troll Book Clubs. Book Fair revenue was driven by increases in the number of fairs held and by higher revenue per fair. Continuity revenue was up 3%. Trade revenue declined by approximately $22 million, reflecting HARRY POTTER revenue of $13 million compared to $25 million in the year-ago quarter, and a weak bookselling environment, particularly for backlist titles.

For the first six months of Fiscal 2004, Trade revenue increased 95% to $255 million, compared to $131 million in the year-ago period, with year to date HARRY POTTER revenue of about $185 million compared to approximately $40 million in the year-ago period. Much of this year's HARRY POTTER revenue comes from the sale of about 12 million copies of HARRY POTTER AND THE ORDER OF THE PHOENIX, which continues to top children's bestseller lists.


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EDUCATIONAL PUBLISHING. Revenue increased 13% to $87.3 million compared to $77.1 million in the year ago quarter. Increased sales of classroom libraries and of the READ 180(R) intervention program more than offset continued soft Scholastic Library revenue.

INTERNATIONAL. Revenue increased 16% to $114.6 million compared to $98.7 million in the year ago quarter. The increase reflected the positive effect of foreign currency translations and growth in exports, primarily due to a Department of Defense order for educational materials. In local currencies, revenue was higher in Canada and down modestly in Australia and the UK compared to the year-ago quarter.

MEDIA, LICENSING AND ADVERTISING. Revenue increased 1% to $46.7 million compared to $46.2 million in the year ago quarter. The current year quarter included $8 million of revenue from the Back to Basics Toys catalog business acquired in August 2003, while the year ago quarter included high margin syndication revenue for THE MAGIC SCHOOL BUS(R) TV series.

                                 CONFERENCE CALL

Scholastic will hold a conference call tomorrow (December 18, 2003) at 8:00 AM Eastern. To listen and ask questions, dial 973-935-8510 or 888-338-6461 (meeting leader is "Richard Robinson"). To view accompanying slides, go to the Investor Relations section of Scholastic.com. Following the call, the slides will be available on the Investor Relations section of Scholastic.com and an audio replay will be available at 877-519-4471, PIN number 4362104.

                         UPCOMING INVESTOR PRESENTATIONS

Ray Marchuk, Senior Vice President-Finance and Investor Relations, is currently scheduled to make presentations to institutional investors at the Smith Barney Media and Entertainment Conference in Phoenix on January 5, 2004. Barbara Marcus, President of Children's Book Publishing and Distribution, and Mr. Marchuk are also scheduled to present at the Merrill Lynch Advertising, Publishing and Education Conference in New York City on March 4, 2004. Further details will be posted in the Investor Relations section of WWW.SCHOLASTIC.COM when available.

ABOUT SCHOLASTIC

Scholastic Corporation is the world's largest publisher and distributor of children's books. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, and school-based and direct-to-home continuity programs; retail stores, schools, libraries and television networks; and the Company's Internet site, WWW.SCHOLASTIC.COM.

FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.


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                             SCHOLASTIC CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS

          FOR THE THREE AND SIX MONTHS ENDED NOVEMBER 30, 2003 AND 2002
                                   (UNAUDITED)

                   (AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA)


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
                                                                     --------------------------------------------------------
                                                                            THREE MONTHS ENDED
                                                                     --------------------------------------------------------
                                                                           11/30/03         11/30/02(1)       VARIANCE
                                                                     ----------------------------------  --------------------


Revenue

     Children's book publishing & distribution                            $450.4             $438.3         $12.1      3%
     Educational publishing                                                 87.3               77.1          10.2     13%
     International                                                         114.6               98.7          15.9     16%
     Media, licensing & advertising                                         46.7               46.2           0.5      1%
                                                                  ----------------------------------  ------------
Total revenue                                                              699.0              660.3          38.7      6%

Costs and expenses (2)                                                     585.6              536.9         (48.7)    -9%
                                                                  ----------------------------------  ------------
Operating income                                                           113.4              123.4         (10.0)    -8%

Interest expense                                                             9.2                8.2          (1.0)   -12%
                                                                  ----------------------------------  ------------

Income before taxes                                                        104.2              115.2         (11.0)   -10%
Tax provision                                                               37.5               40.2           2.7      7%
                                                                  ----------------------------------  ------------

Net income                                                                 $66.7              $75.0         ($8.3)   -11%
                                                                  ==================================  ============


Weighted average shares outstanding:

     Basic                                                                  39.3               39.1
     Diluted                                                                40.0               40.6

Net income per share:
     Basic                                                                 $1.70              $1.92        ($0.22)   -11%
     Diluted                                                               $1.67              $1.85        ($0.18)   -10%

                                                                  --------------------------------------------------------


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
                                                                     -------------------------------------------------------
                                                                          SIX MONTHS ENDED
                                                                     -------------------------------------------------------
                                                                           11/30/03         11/30/02(1)       VARIANCE
                                                                     ----------------------------------  -------------------

Revenue

     Children's book publishing & distribution                            $738.6             $578.6         $160.0      28%
     Educational publishing                                                193.1              165.2           27.9      17%
     International                                                         179.9              160.4           19.5      12%
     Media, licensing & advertising                                         62.8               63.0           (0.2)      0%
                                                                  ----------------------------------     ----------
Total revenue                                                            1,174.4              967.2          207.2      21%

Costs and expenses (2)                                                   1,090.8              905.9         (184.9)    -20%
                                                                  ----------------------------------     ----------
Operating income                                                            83.6               61.3           22.3      36%

Interest expense                                                            18.1               15.8           (2.3)    -15%
                                                                  ----------------------------------     ----------

Income before taxes                                                         65.5               45.5           20.0      44%
Tax provision                                                               23.6               15.1           (8.5)    -56%
                                                                  ----------------------------------     ----------

Net income                                                                  41.9               30.4           11.5      38%
                                                                  ==================================     ==========

Weighted average shares outstanding:

     Basic                                                                  39.3               39.1
     Diluted                                                                39.9               40.4

Net income per share:
     Basic                                                                 $1.07              $0.78       $0.29      37%
     Diluted                                                               $1.05              $0.75       $0.30      40%

                                                                  -------------------------------------------------------



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(1)  Revenues reflect a reclassification of Scholastic.com results to Children's book publishing & distribution and Educational publishing from Media, licensing & advertising.

(2) Results for the three and six months ended November 30, 2003 include a pre-tax charge of $1.2, or $0.02 per share after-tax, and a pre-tax charge of $3.2, or $0.05 per share after-tax, respectively, related to severance for staff reductions announced in May 2003, but implemented during the respective periods. Results for the six months ended November 30, 2002 include a pre-tax charge of $1.9, or $0.03 per share after-tax, to settle a securities lawsuit from 1997.

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FORWARD LOOKING STATEMENTS

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and instructional material markets and acceptance of the Company's product within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

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